Exhibit 23.2

CONSENT OF TREC, Inc.

 We hereby consent to the incorporation by reference of any mineral resource estimates or other analysis performed by us in our capacity as an independent consultant to Ur-Energy Inc. (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, in the Company’s Registration Statements on Form S-3 (File Nos. 333-193316 and 333-198232) and on Form S-8 (File Nos. 333-153098, 333-168589, 333-168590 and 333-181380), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

Date: March 2, 2015	TREC, Inc.
/s/ Douglass H. Graves P.E. Douglass H. Graves P.E. Principal